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                                                                             EXHIBIT 11
THE PITTSTON COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share amounts)

FULLY DILUTED EARNINGS PER COMMON SHARE: (a)
                                                  Three Months Ended      Nine Months Ended
                                                     September 30            September 30
                                                  ------------------     ------------------
                                                      1994      1993        1994       1993
                                                  --------    ------     -------     ------
PITTSTON SERVICES GROUP:

Net income attributed to common shares             $25,014    15,313      56,813     31,697
                                                   =======    ======     =======     ======

Average common shares outstanding                   37,840    36,948      37,757     36,722
Incremental shares of stock options                    464       559         492        330
                                                   -------    ------     -------     ------

Pro forma common shares outstanding                 38,304    37,507      38,249     37,052
                                                   =======    ======     =======     ======

Fully diluted earnings per common share:           $   .65       .41        1.49        .86
                                                   =======    ======     =======     ======

PITTSTON MINERALS GROUP:

Net income (loss) attributed to common shares      $ 6,196     5,932     (61,133)    11,844
Preferred stock dividends                             (541)        -      (2,804)         -
                                                   -------    ------     -------     ------

Fully diluted net income (loss)
  attributed to common shares                      $ 5,655     5,932     (63,937)    11,844
                                                   =======    ======     =======     ======

Average common shares outstanding                    7,605     7,386       7,578      7,343
Incremental shares of stock options                     90       158          88         81
Conversion of preferred stock                        2,385         -       2,299          -
                                                   -------    ------     -------     ------

Pro forma common shares outstanding                 10,080     7,544       9,965      7,424
                                                   =======    ======     =======     ======

Fully diluted earnings (loss) per common share:    $   .61       .79       (8.44)(b)   1.60
                                                   =======    ======     =======     ======

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(a)  On July 26, 1993, the outstanding shares of The Pittston Company's common stock were redesignated as Pittston Services Group common stock on a share-for-share and a second class of stock, designated as Pittston Minerals Group common stock ("Minerals Stock") was distributed on a basis of one-fifth of one share of Minerals Stock for each share of The
     Pittston Company's common stock. Accordingly, all common share, stock options and per share data prior to the redesignation has been restated to reflect the new equity structure of The Pittston Company.

(b)  Antidilutive, therefore the same as primary.


Primary Earnings Per Share:
- --------------------------
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.

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